EXHIBIT 10.4

[EXECUTION]
AMENDMENT NO. 14 TO CREDIT AGREEMENT

AMENDMENT NO. 14 TO CREDIT AGREEMENT (this “Amendment”), dated as of June 8, 2015, by and among AVID TECHNOLOGY, INC., a Delaware corporation (“Avid”), AVID TECHNOLOGY INTERNATIONAL B.V., a Netherlands private limited liability company, acting through its duly established Irish branch (“Avid Ireland” and together with Avid, each individually a “Borrower” and collectively, “Borrowers”), AVID SYSTEMS, INC., a California corporation formerly known as Pinnacle Systems, Inc. (“Pinnacle”), AVID GENERAL PARTNER B.V., a Netherlands private limited liability company (besloten vennootschap) acting for itself and in its capacity as general partner (beherend vennoot) of Avid Technology C.V. (“Avid GP” and together with Pinnacle, each individually a “Guarantor” and collectively, “Guarantors”), the lenders identified on the signature pages hereto (together with their respective successors and assigns, each a “Lender” and collectively, the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, Agent, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and provided and may hereafter make and provide loans, advances and other financial accommodations to Borrowers as set forth in the Credit Agreement, dated October 1, 2010, as amended by Amendment No. 1 to Credit Agreement, dated as of August 16, 2011, by and among Agent, Lenders, Borrowers and Guarantors, Amendment No. 2 to Credit Agreement, dated as of March 16, 2012, by and among Agent, Lenders, Borrowers and Guarantors, Amendment No. 3 to Credit Agreement, dated as of November 20, 2012, by and among Agent, Lenders, Borrowers and Guarantors, Amendment No. 4 to Credit Agreement, dated as of March 28, 2013 by and among Agent, Lenders, Borrowers and Guarantors, Amendment No. 5 to Credit Agreement, dated as of May 14, 2013, Amendment No. 6 to Credit Agreement, dated as of July 15, 2013, and Amendment No. 7 to Credit Agreement, dated as of September 16, 2013, Amendment No. 8 to Credit Agreement, dated as of November 12, 2013, Amendment No. 9 to Credit Agreement, dated as of January 15, 2014, Amendment No. 10 to Credit Agreement, dated as of March 13, 2014, Amendment No. 11 to Credit Agreement, dated as of May 15, 2014, Amendment No. 12 to Credit Agreement, dated as of July 15, 2014, by and among Agent, Lenders, Borrowers and Guarantors, and Amendment No. 13 to Credit Agreement and Waiver, dated as of August 29, 2014, by and among Agent, Lenders, Borrowers and Guarantors (as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”), and the Waiver of Certain Events of Default by the Lenders dated as of April 4, 2014 and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Credit Agreement and this Amendment, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”);

WHEREAS, Borrowers have requested that Agent and Lenders amend certain provisions of the Credit Agreement, and Agent and Lenders are willing to make such amendments, subject to terms and conditions set forth herein; and

WHEREAS, by this Amendment, Borrowers, Guarantors, Agent and Lenders desire and intend to evidence such amendments;

NOW, THEREFORE, in consideration of the foregoing, and the respective agreements and covenants contained herein, the parties hereto agree as follows:

1.Definitions.

(a)Amendments to Definitions.

(i)The definition of “Change of Control” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by (A) deleting the word “or” at the end of clause (c) thereof, (B) deleting the period at the end of clause (d) thereof and substituting “, or” therefor, and (C) inserting the following clause (e) at the end thereof:

“(e) “the occurrence of a “change of control” or “fundamental change” (or any other similar provision) under the Convertible Note Indenture.”
(ii)The definition of “Permitted Indebtedness” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by (A) deleting the word “and” at the end of clause (o) thereof, (B) deleting the period at the end of clause (p) thereof and substituting “, and” therefor, and (C) inserting the following clause (q) at the end thereof:

“(q)    Unsecured Indebtedness of Avid arising under (1) the Convertible Note Indenture and the Convertible Notes, provided, that, (i) the aggregate outstanding principal amount of such Indebtedness does not to exceed $150,000,000 at any time, (ii) the stated maturity date for such Indebtedness shall be no earlier than June 15, 2020, (iii) the principal amount of such Indebtedness shall not be subject to any regularly scheduled amortization payments prior to the maturity date described in clause (ii) above, (iv) such Indebtedness shall otherwise be on terms substantially similar to those set forth in the Preliminary Offering Memorandum and (v) such Indebtedness shall not be incurred after July 15, 2015, and (2) Capped Call Hedge Agreements.”
(iii)The definition of “Permitted Investments” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by (A) deleting the word “and” at the end of clause (o) thereof, (B) deleting the period at the end of clause (p) thereof and substituting a comma therefor, and (C) inserting the following clauses (q) and (r) at the end thereof:

“(q)    Capped Call Hedge Agreements entered into in connection with the Convertible Note Transactions, and
(r)    purchases of the common stock of Avid pursuant to the Stock Repurchase Program, provided, that, (i) as of the date of any such purchase and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (ii) Agent shall have received five (5) Business Days prior written notice of any such purchase, and (iii) any such purchase shall have occurred before June 30, 2015.”

(b)Additional Definitions. As used herein, the following terms shall have the following meanings, and the Loan Agreement is hereby amended to include, in addition and not in limitation, the following:

(i)“Capped Call Counterparty” means Jefferies International Limited (or an affiliate thereof) and its successors and assigns, or another Person reasonably acceptable to Agent.

(ii)“Capped Call Hedge Agreements” means the call option(s) entered into in connection with the issuance of Convertible Notes with the Capped Call Counterparty which are intended to reduce the potential dilution to the common stock of Avid and/or offset any cash payments that Avid would otherwise be required to make in excess of the principal amount of the Convertible Notes upon conversion of the Convertible Notes.

(iii) “Convertible Note Common Stock” means the common stock of Avid issued in connection with the conversion of the Convertible Notes into Equity Interests of Avid.

(iv)“Convertible Note Indenture” means the Indenture by and between Avid and the trustee party thereto with respect to the Convertible Notes.

(v)“Convertible Note Transactions” means the transactions entered into in connection with the issuance of the Convertible Notes, including without limitation the transactions contemplated by Convertible Note Indenture and the Capped Call Hedge Agreements.

(vi)“Convertible Notes” means the Convertible Senior Notes due June 15, 2020 issued by Avid pursuant to the Convertible Note Indenture.

(vii)“Preliminary Offering Memorandum” means the Preliminary Offering Memorandum, dated June 8, 2015, with respect to the offer and sale of the Convertible Notes.

(viii)“Stock Repurchase Program” means the program authorized by the Board of Directors of Avid to repurchase common stock of Avid, from time to time, on the open market or otherwise; provided, that, the sum of (i) the aggregate purchase value of shares of common stock repurchased, and (ii) the aggregate amount paid by Avid to the Capped Call Counterparties under all Capped Call Hedge Agreements as the purchase price of such Capped Call Hedge Agreement, shall not exceed $20.0 million.

(c)Interpretation. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

2.Section 2.3(e)(v) (Equity). Section 2.3(e)(v) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(v)    Equity. Within one (1) Business Day of the date of the issuance by any Loan Party (other than Avid) of any shares of its or their Equity Interests (other than (A) in the event that any Loan Party forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to such Loan Party, (B) the issuance of Equity Interests of any Borrower to directors, officers and employees of a Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, (C) the issuance of

Equity Interests of Avid to the extent such Equity Interests or the proceeds thereof are applied substantially contemporaneously to pay the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition and (D) in connection with the conversion of the Convertible Notes into Convertible Note Common Stock), Borrowers shall prepay, or shall cause to be prepaid, the outstanding principal amount of the Obligations in accordance with Section 2.3(e)(ii) in an amount equal to one hundred (100%) percent of the Net Cash Proceeds received by such Person in connection with such issuance. The provisions of this Section 2.3(e)(v) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms and conditions of this Agreement.”
3.Section 3.5 (Early Termination by Borrowers). Section 3.5 of the Credit Agreement is hereby amended by (A) deleting the phrase “ten (10) Business Days” and replacing it with “five (5) Business Days”.

4.Section 6.4 (Disposal of Assets). Section 6.4 of the Credit Agreement is hereby amended by adding the following sentence at the end of such section:
“For the avoidance of doubt, the use or transfer of money to purchase the Capped Call Hedge Agreements shall not be prohibited by this Section 6.4.”
5.Section 6.7 (Prepayment and Amendments). Section 6.7(a)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party, other than (1) the Obligations in accordance with this Agreement, (2) Permitted Intercompany Advances and (3) Indebtedness described in clause (c) of the definition of Permitted Indebtedness; provided, that, if upon the conversion of the Convertible Notes Avid may satisfy its conversion obligations by either paying cash or delivering Convertible Note Common Stock, the payment of cash shall be deemed to be a voluntary prepayment which is prohibited by this clause (i).”
6.Section 6.9 (Restricted Junior Payments). Section 6.9 of the Credit Agreement is hereby amended by (A) deleting the word “and” at the end of clause (b) thereof, (B) deleting the period at the end of clause (c) thereof and replacing it with a comma and (C) inserting the following clauses (d) and (e) at the end thereof:

“(d) Loan Parties may purchase any of the Capped Call Hedge Agreements in connection with the Convertible Note Transactions and acquire common stock of Avid from the Capped Call Counterparty in accordance with the terms of the Capped Call Hedge Agreements, provided, that, Loan Parties shall not pay any consideration for such stock other than the amounts paid by Avid to the Capped Call Counterparty under any Capped Call Hedge Agreement as the purchase price of such Capped Call Hedge Agreement at the time such Capped Call Hedge Agreement was originally effective, and
(e) Loan Parties may acquire the common stock of Avid pursuant to, and in accordance with the terms of, the Share Repurchase Program.”
7.Section 6.14 (Limitation on Issuance of Equity Interests). Section 6.14 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“6.14 Limitation on Issuance of Equity Interests. Except for the issuance or sale of common stock (including without limitation the Convertible Note Common Stock) or Permitted Preferred Equity Interests by Borrowers or Guarantors, including options, warrants or other instruments convertible into common stock or Preferred Equity Interests, whether or not under employee stock option or similar plans approved by the board of directors of the applicable Loan Party, issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Equity Interests; provided, that, as to any such issuance or sale of common stock or Preferred Equity Interests (a) except in the case of the issuance of Convertible Note Common Stock, Agent shall have received not less than five (5) Business Days’ prior written notice of such issuance and sale by such Borrower or Guarantor, which notice shall specify the parties to whom such common stock or Preferred Equity Interests are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (b) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such common stock or Preferred Equity Interests or make any other payments in respect thereof, (c) the terms of such common stock or Preferred Equity Interests, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letters of Credit or the right of any Borrower and Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Loan Documents or otherwise affect the arrangements of Borrowers and Guarantors with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Equity Interests in effect on the date hereof, (d) except with respect to any sale and issuance of common stock or Preferred Equity Interests of Avid, all of the proceeds of any such sale and issuance shall be paid to Agent for application to the Obligations in accordance herewith and (e) except in the case of the issuance of Convertible Note Common Stock, as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.”
8.Fees. In addition to all other fees payable by Borrowers under the Credit Agreement and the other Loan Documents, in consideration of this Amendment, Borrowers shall pay to Agent, for itself and the other Lenders in accordance with its arrangements with such Lenders, an amendment fee in the amount of $25,000 (the “Amendment No. 14 Fee”), which fee shall be fully earned and payable as of the effective date hereof. Agent may, at its option, charge such amendment fee to any loan account of Borrowers maintained by Agent. If the Credit Agreement is amended and restated prior to June 30, 2015 and Borrowers are required to pay a closing fee in connection therewith (the “Amendment and Restatement Closing Fee”), then the amount of the Amendment No. 14 Fee shall be credited against the Amendment and Restatement Closing Fee.

9.Conditions Precedent. This Amendment shall become effective on the first date upon which each of the following conditions precedent has been satisfied in a manner satisfactory to Agent:

(a)Agent shall have received this Amendment, duly authorized, executed and delivered by Borrowers, Guarantors and the Required Lenders;

(b)Agent is in receipt in immediately available funds, or has charged a loan account of Borrowers, the fee referred to in Section 8 hereof; and

(c)on the date of this Amendment and immediately after giving effect hereto, no Default or Event of Default shall exist or shall have occurred and be continuing.

10.Representations, Warranties and Covenants. Each Borrower and Guarantor hereby represents and warrants to the Lender Group the following (which shall survive the execution and delivery of this Amendment), the truth and accuracy of which representations and warranties are a continuing condition of the making of Advances and providing Letters of Credit to Borrowers:

(a)each Loan Party (i) is duly organized and existing and in good standing (or the applicable equivalent under local law) under the laws of the jurisdiction of its organization, and in the case of Avid Ireland, is a duly established branch of a Netherlands private limited liability company pursuant to and in accordance with the European Communities (Branch Disclosures) Regulations 1993 of Ireland, (ii) is qualified to do business in any state or other jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Amendment and to carry out the transactions contemplated hereby.

(b)this Amendment has been duly executed and delivered by each Loan Party and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

(c)the execution, delivery, and performance by each Loan Party of this Amendment has been duly authorized by all necessary action on the part of such Loan Party;

(d)as to each Loan Party, the execution, delivery, and performance by such Loan Party of this Amendment do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to such Loan Party, the Governing Documents of such Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Loan Party except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of such Loan Party, other than Permitted Liens, or (iv) require any approval of such Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of such Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change;

(e)the execution, delivery, and performance by each Loan Party of this Amendment and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect;

(f)after giving effect to this Amendment, including, without limitation, Section 10 hereof, the representations and warranties of the Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except, that, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date);

(g)as of the date hereof, and after giving effect to this Amendment, no Default or Event of Default exists or has occurred and is continuing; and

(h)By no later than 2 Business Days after the initial issuance of the Convertible Notes, Borrowers shall deliver, or cause to be delivered, to Agent, (i) the Convertible Note Indenture, duly authorized, executed and delivered by the parties thereto and (ii) all other material documents relating to the Convertible Note Transactions, duly authorized, executed and delivered by the parties thereto.

11.Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes, waivers or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents are hereby specifically ratified and confirmed by all parties hereto as of the date hereof. To the extent that any provision of the Credit Agreement or any of the other Loan Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

12.Further Assurances. Borrowers and Guarantors shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes hereof.

13.Governing Law. The validity of this Amendment, the construction, interpretation and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

14.Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto.

15.Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first above written.

BORROWERS:

AVID TECHNOLOGY, INC.

By: /s/ John W. Frederick Name: John W. Frederick Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

AVID TECHNOLOGY INTERNATIONAL B.V.

By: /s/ John W. Frederick Name: John W. Frederick Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

GUARANTORS:

AVID SYSTEMS, INC.

By: /s/ John W. Frederick Name: John W. Frederick Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

AVID GENERAL PARTNER B.V. acting for itself and in its capacity of general partner (beherend vennoot) of Avid Technology C.V.

By: /s/ John W. Frederick Name: John W. Frederick Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

AGENT AND LENDERS:

WELLS FARGO CAPITAL FINANCE, LLC, as Agent and a Lender

By: /s/ Will A. Williams Name: Will A. Williams Title: Vice President